Exhibit 10.18

August 14, 2006

George W. Buckley

President and Chief Executive Officer

Re:          Amendment to Employment Agreement

Dear Mr. Buckley:

This letter will serve as an amendment to the Employment Agreement (hereinafter “Agreement”) between 3M and you dated December 6, 2005.

Section 6.8 of the Agreement is revised to read as follows, effective immediately:

6.8           Relocation Expenses.  The Company shall pay Executive’s reasonable expenses related to the relocation of his primary residence to the Minneapolis-St. Paul, Minnesota area, in accordance with Company’s relocation policy applicable to senior executives, including expenses of periodic travel between Executive’s current primary residence and Minneapolis-St. Paul and reasonable temporary living expenses for the Executive and his family for a period beginning on the Commencement Date and ending on June 30, 2007; provided, however, that such policy’s requirement that the move be completed within 12 months shall be replaced with a requirement that the move be completed no later than June 30, 2007.  The relocation payments shall also include provision for the Company to purchase one of Executive’s residences in Illinois and Minnesota as provided below.  If any payment of relocation expenses (other than payments with respect to the purchase of one of Executive’s residences) is subject to Taxes, the Company shall pay Executive a Tax Gross-Up Payment with respect to such taxes.  During the Employment Period, Executive shall have the one-time right to elect to have the Company purchase one of his residences in Illinois and Minnesota as described below.  In order to exercise this right, Executive shall give the Company 120 days’ advance written notice of his election to have the Company purchase such residence and shall immediately take such steps as are practicable to sell such residence at then-prevailing value.  In the event Executive does not sell such residence within 120 days after giving such written notice the Company shall purchase, or cause such residence to be purchased, at the then-prevailing value as determined by an appraiser mutually agreed upon by the Company and the Executive for this purpose.  The purchase shall be on such terms and conditions as are generally contained in transactions of such nature.

All other terms and conditions of the Agreement shall remain unchanged and in full force and effect.

If this Amendment is satisfactory to you, please indicate your agreement by signing in the space provided below.

Sincerely,

3M COMPANY

By	/s/	Vance D. Coffman
Vance D. Coffman
Director and Chairman, Compensation Committee

AGREED TO AND ACCEPTED THIS 14TH DAY OF AUGUST, 2006

	/s/	George W. Buckley
George W. Buckley